UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2022

NEPTUNE WELLNESS SOLUTIONS INC.

(Exact name of Registrant as Specified in Its Charter)

Quebec	001-33526	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Promenade du Centropolis Suite 100
Laval, Quebec, Canada		H7T 0A3
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 450 687-2262

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value per share	NEPT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 21, 2022, Neptune Wellness Solutions Inc. (the “Company”) announced that it has agreed to settle and resolve a putative shareholder class action lawsuit filed against Neptune and certain of its current and former officers and directors, captioned Gong v. Neptune Wellness Solutions, Inc. (Case No. 2:21-cv-01386-ENV-ARL) pending in the United States District Court for the Eastern District of New York (the “Court”). The litigation relates to allegations that, among other things, the Company had made misrepresentations of material information..

The settlement provides for a gross payment to the class of between $4 and $4.25 million, with the exact amount being within the Company’s control and dependent on the type of consideration used. The settlement is subject to Court approval and certification by the Court of the class. The settlement will resolve this matter against all defendants, and the consideration will be used to satisfy settlement administrator expenses, plaintiffs’ attorneys’ fees and costs, and payments to all members of the Class. In exchange for the settlement consideration, the Company and the other defendants will be released from all claims by the plaintiffs and the class. The Company denies all wrongdoing and liability and the settlement does not constitute an admission of wrongdoing or liability by the Company or any defendant.

The Company’s press release announcing the entry into the binding agreement is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, issued on October 21, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Neptune Wellness Solutions Inc.

Date:	October 25, 2022	By:	/s/ Raymond Silcock
Raymond Silcock Chief Financial Officer